FOR IMMEDIATE RELEASE

Contact:	Mark Edwards
423.314.6216
medwards@sqcorporation.com

SportsQuest Announces Change in Fiscal Year End

Orlando, FL - January 31, 2008: SportsQuest, Inc. (OTC Bulletin Board: SPQS - News) announced today that its Board of Directors has approved a change in the Company’s fiscal year end from October 31 to December 31.

The fiscal year end change will align the Company’s reporting cycle with that of most companies in its industry, thereby making it easier for those who follow the Company to track its results along with other companies in their portfolios. The change was made effective with the Company’s 2008 fiscal year, which began on January 1, 2008 and will end on December 31, 2008.

The Company will file Annual Reports on Forms 10-KSB for the fiscal year ended October 31, 2007 and for the two-month transitional financial period of November 1, 2007 to December 31, 2007, on or before March 31, 2008.

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About SportsQuest, Inc.

SportsQuest, Inc. (OTCBB: SPQS) is a vertically integrated sports and entertainment marketing and management company, engaged in owning and operating sports entities and their support companies. SportsQuest, Inc. currently owns SportsQuest Management Group, Inc. (www.sqcorporation.com) and Zaring/Cioffi Entertainment, Inc, (www.zcentertainment.com), owns a controlling interest in Greens Worldwide Incorporated, GRWW.PK, and has executed a definitive agreement to purchase JAVACO, Inc. (www.javacoinc.com). In our continuing effort to develop a more cohesive and synergistic organization, we are structured in a way that allows all of our wholly owned subsidiaries to utilize each other’s resources to the greatest extent possible. In addition, the Company’s strategic plan is to deliver substantial value by providing multiple sports and entertainment platforms and media to leverage our partners advertising and promotional dollars, while delivering the finest sports and entertainment opportunities to retain and build customers. For our non-sports businesses, we will utilize the media and promotional benefits of our media platforms in Television, Radio, and Print, together with Internet Television and other like strategic relationships, to grow our consolidated revenues. The Company intends to continue its strategy of acquiring profitable sports and sports related firms, together with other businesses that would benefit from the synergy the Company provides.

Forward-Looking Statements

The statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.